Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SUNDANCE ENERGY INC.

FIRST.  The name of the corporation is Sundance Energy Inc. (the “Corporation”).

SECOND.  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended.

FOURTH.  The total number of shares of stock that the Corporation shall have authority to issue is 100,000,000 shares of common stock having a par value of $0.001 per share (the “Common Stock”).

FIFTH.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally.

SIXTH.  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

SEVENTH.  Subject to the Bylaws, the number of directors shall be fixed from time to time by the Board of Directors. Each director shall serve for a term ending on the date of the annual meeting of stockholders following the annual meeting at which such director was elected, or, in each case, if later, until such director’s successor shall have been duly elected and qualified or until such director’s earlier retirement, death, resignation or removal. Election of directors need not be by written ballot except and to the extent provided by the Bylaws.

EIGHTH.  The name and mailing address of the incorporator of the Corporation is:

Name	Mailing Address
Heath C. Trisdale	Baker & McKenzie LLP
700 Louisiana, Ste. 3000
Houston, Texas 77002

NINTH.  An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, or solely by remote communications, on such date, and at such time as the Board of Directors shall determine.

TENTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ELEVENTH.  Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted under the DGCL. The right to indemnification conferred in this Article ELEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Article ELEVENTH shall be a contract right.

The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

The rights and authority conferred in this Article ELEVENTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Neither the amendment nor repeal of this Article ELEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted under the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

TWELFTH.  The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted under the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

(Signature page follows)

THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that the facts stated are true, and accordingly have hereunto set his hand this 5th day of September, 2019.

/s/ Heath C. Trisdale
Name:	Heath C. Trisdale
Sole Incorporator

(Signature page to Certificate of Incorporation)